Exhibit 10.25

SIXTH AMENDMENT TO AGREEMENT OF LEASE

Investment Property Group, LLC/Medallion Bank

THIS AMENDMENT (this “Amendment”) is entered into as of the 26 day of January, 2017, between INVESTMENT PROPERTY GROUP, LLC, a Utah limited liability company, as successor-in-interest to B-LINE Holdings, L.C. (“Landlord”), and MEDALLION BANK, a Utah Industrial Bank (“Tenant”), (Landlord and Tenant are referred to in this Amendment collectively as the “Parties” and individually as a “Party.”)

WHEREAS, by an Agreement of Lease dated July 3, 2002, and as amended with five amendments (collectively the “Lease”), Landlord has leased the space known as Suite 505, 510, 515, and 518 (consisting of approximately 7,383 rental square feet (“RSF”) in the building located at 1100 East 6600 South, Salt Lake City, Utah (the “Building”) to Tenant; and

WHEREAS, Suite 525 in the Building containing approximately 99 RSF (93 usable square feet) is available and Tenant has elected to lease said Suite 525 further described and attached hereto in Exhibit A; and

WHEREAS, the parties desire to again amend the Lease pursuant to the following provisions.

NOW, THEREFORE, for and in consideration of the mutual entry into this Amendment, the parties hereto do hereby amend the Lease as follows. It is the parties’ intent that the Lease be amended through the current Lease Termination date of November 30, 2017.

1. Premises. The Premises shall be Suites 505, 510, 515, 518, and now 525, consisting of approximately 7,482 rentable square feet (“RSF”) (collectively the “Premises”).

2. Tenant’s Percentage. The Tenant’s Percentage shall be 11.135% (7,482 / 67,194 total rentable square feet)

3. Base Rent. The Tenant’s “Base Rent” for the Premises shall be (based upon the additional 99 RSF at $23.00 PSF):

	Term	Base Rental Rate	Monthly Installment
Suite 525	03/1/2017 to 11/30/2017	$23.00 per RSF/yr.	$ 189.75
Existing Space	03/1/2017 to 11/30/2017	$20.83 per RSF/yr.	$12,815.66
	Totals:		$13,005.41

4. Tenant Improvements. Tenant agrees that Suite 525 will be delivered to Tenant in an “as-is” condition. If Tenant desires to make any modifications to the space, any changes shall be subject to the approval of Landlord.

5. Authorization. Each Party represents and warrants that:

(a) the individual executing this Amendment on behalf of such Party has full power and authority under such Party’s governing documents to execute and deliver this Amendment in the name of, and on behalf of, such Party and to cause such Party to perform its obligations under this Amendment;

(b) such Party is duly organized and in good standing under the laws of the state of its formation; and

(c) such Party has the power and authority under all applicable laws and its governing documents to execute and deliver this Amendment and to perform its obligations under this Amendment.

6. Brokerage Commissions. Except as agreed in writing by Landlord, Landlord represents and warrants that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on any agreement made by Landlord. Landlord shall indemnify, defend and hold harmless Tenant from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Landlord. Tenant represents and warrants that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on any agreement made by Tenant. Tenant shall indemnify, defend and hold harmless Landlord from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Tenant.

7. Entire Agreement. The Lease, as amended by this Amendment, exclusively encompasses the entire agreement of the Parties, and supersedes all previous negotiations, understandings and agreements between the Parties, whether oral or written, including, without limitation, any oral discussions, letters of intent and email correspondence. The Parties acknowledge and represent, by their signatures below, that the Parties have not relied on any representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance, except those expressly set forth in the Lease and this Amendment, made by or on behalf of any other Party or any other person whatsoever, prior to the execution of this Amendment. The Parties waive all rights and remedies, at law or in equity, arising or which may arise as the result of a Party’s reliance on such representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance.

8. General Provisions. In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. Except as set forth in this Amendment, the Lease is ratified and affirmed in its entirety. This Amendment shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each exhibit referred to in, and attached to, this Amendment is an integral part of this Amendment and is incorporated in this Amendment by this reference.

[Remainder of page intentionally left blank; signatures on following page]

THE PARTIES have executed this Amendment on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:

INVESTMENT PROPERTY GROUP, LLC, a Utah limited liability company

By

Print or Type Name of Signatory:

[Illegible]

Its	Manager

Date	01-26-2017

TENANT:

MEDALLION BANK, a Utah Industrial Bank

By

Print or Type Name of Signatory:

Justin Haley

Its	SUP

Date	1/26/2017

EXHIBIT A

Suite 525

(See attached)

Exhibit A